EX-99.B-77Q1(e)

SUB-ITEM 77Q1(e):    New or amended Registrant investment advisory contracts.

IVY NEXTSHARES

Investment Management Agreement between Ivy NextShares and Ivy Investment Management Company, on behalf of each of the series of the Trust, effective October 1, 2016, was filed with the Securities and Exchange Commission by EDGAR on October 11, 2016 in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A, and is incorporated by reference herein.